Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-228975) and related Prospectus of Molecular Templates, Inc. for the registration of debt securities, common stock, preferred stock, rights, units, and warrants and to the incorporation by reference therein of our report dated March 30, 2018, with respect to the consolidated financial statements of Molecular Templates, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

January 24, 2019